NEWS RELEASE
For More Information:
Frank B. O’Neil, Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for Second Quarter 2015
BIRMINGHAM, AL – (PRNewswire) – August 6, 2015 – ProAssurance Corporation (NYSE: PRA) reports the following results for Second Quarter of 2015:

Consolidated Income Statement Highlights ($ in thousands, except per share data)
	Three Months Ended June 30			Six Months Ended June 30
	2015	2014	% Change	2015	2014	% Change
Revenues
Gross premiums written	$194,097	$187,051	3.8%	$415,438	$405,324	2.5%
Net premiums written	$171,133	$168,624	1.5%	$368,746	$367,665	0.3%
Net premiums earned	$175,293	$176,303	(0.6)%	$347,192	$348,032	(0.2)%
Net investment income	$27,955	$30,225	(7.5)%	$55,258	$59,957	(7.8)%
Total revenues	$203,416	$222,447	(8.6)%	$411,247	$430,498	(4.5)%
Expenses
Net losses and loss adjustment expenses	$103,939	$98,913	5.1%	$209,078	$188,421	11.0%
Underwriting, policy acquisition and operating expenses	$53,525	$52,157	2.6%	$104,881	$104,672	0.2%
Total expenses	$162,404	$156,380	3.9%	$324,714	$303,022	7.2%
Net income	$33,158	$49,942	(33.6)%	$70,972	$96,673	(26.6)%
Operating income	$35,695	$40,939	(12.8)%	$70,402	$85,890	(18.0)%
Weighted average number of common shares outstanding
Diluted	55,645	59,742	(6.9)%	56,226	60,615	(7.2)%
Earnings per share
Net income per diluted share	$0.60	$0.84	(28.6)%	$1.26	$1.59	(20.8)%
Operating income per diluted share	$0.64	$0.69	(7.2)%	$1.25	$1.42	(12.0)%

Consolidated Key Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
Current accident year loss ratio	79.3%	80.0%	80.0%	80.1%
Effect of prior accident years’ reserve development	(20.0)%	(23.9)%	(19.8)%	(26.0)%
Net loss ratio	59.3%	56.1%	60.2%	54.1%
Expense ratio	30.5%	29.6%	30.2%	30.1%
Combined ratio	89.8%	85.7%	90.4%	84.2%
Operating ratio	73.9%	68.6%	74.5%	67.0%
Return on equity	6.3%	8.5%	6.7%	8.1%
“We continued to leverage our operating discipline and our ability to take advantage of emerging opportunities,” said W. Stancil Starnes, Chairman and Chief Executive Officer of ProAssurance. He added, “It’s no secret that the specialty lines in which we operate are among the most competitive in insurance, but our dedication to long-term financial strength and our proven ability to deliver value to our customers and shareholders allows us to stand apart.” Mr. Starnes pointed to ProAssurance’s ninth straight year on the prestigious Ward’s 50 list as evidence of ProAssurance’s marketplace success, and he underscored the company’s commitment to shareholders by citing this year’s return of $341 million of capital through July 31, 2015.

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Gross premiums written increased quarter-over-quarter due to a 6% increase in our Workers’ Compensation segment and a 25% increase in our Lloyd’s segment. These offset a quarter-over-quarter decline of 1% in our Specialty P&C segment. For the six months ended June 30, 2015, the same trends were evident: Workers’ Compensation was up 11% and Lloyd’s was up 47%, while Specialty P&C declined 4%. Net premiums earned were essentially unchanged in both periods.
Total revenues for the second quarter were 9% lower than last year’s second quarter, primarily due to net realized investment losses of $4 million compared to net realized investment gains of $13 million in 2014. Year-over-year six-month total revenues were equally affected by the $17 million difference in the second quarter.
Our expense ratio in the second quarter was 30.5%, an increase of one point, quarter-over-quarter. The expense ratio for the six months ended June 30, 2015 was essentially unchanged from the prior year period.
The net loss ratio for 2015’s second quarter was 59.3%, three points higher than the prior year quarter. For the first six months of 2015 our net loss ratio was 60.2%, six points higher than in 2014. For both periods the difference is primarily the result of lower net favorable reserve development. The current accident year net loss ratio for the second quarter and first six months of 2015 are essentially unchanged from the prior year.
Net favorable development for the second quarter of 2015 was $35.1 million, $7 million less than in 2014. For the six months ended June 30, 2015, net favorable development was $68.6 million compared to $90.4 million in 2014.
Net income per diluted share for 2015’s second quarter was $0.60, and operating income per diluted share was $0.64. Net income for the second quarter of 2015 was $33.2 million and operating income was $35.7 million. For the six months ended June 30th, net income per diluted share was $1.26 and operating income per diluted share was $1.25. Net income for the first half of 2015 was $71.0 million, and operating income in the same period was $70.4 million.
Operating cash flow for the second quarter of 2015 was $16.9 million, an increase of $18.2 million over the second quarter of 2014, primarily due to lower payments for losses and taxes, plus positive cash flows from our Lloyd’s Syndicate not present in 2014.

Balance Sheet Highlights (in thousands, except per share data)

	June 30, 2015	December 31, 2014
Total investments	$3,857,891	$4,009,707
Total assets	$5,001,491	$5,169,160
Total liabilities	$2,944,307	$3,011,216
Common shares (par value $0.01)	$625	$623
Retained earnings	$2,028,745	$1,991,704
Treasury shares	$(375,465)	$(252,164)
Shareholders’ equity	$2,057,184	$2,157,944
Book value per share	$38.09	$38.17
Capital Management
During the second quarter of 2015, we purchased 1.5 million shares of our common stock on the open market at a cost of approximately $66.1 million. Our total 2015 share repurchase, through July 31st, largely conducted under the auspices of 10b5-1 Plans, has totaled approximately 3.1 million shares at a total cost of approximately $140 million. At July 31st, approximately $142 million remained in the stock repurchase program authorized by our Board.
We have paid $201 million in dividends through July 31, 2015, including a $150 million special dividend paid on January 9, 2015 and $51 million in three regular, quarterly dividends of $0.31 per common share.
Conference Call Information
ProAssurance management will be discussing these results and the Company’s strategies for success in the current specialty insurance market during a conference call scheduled for 10:00 a.m. ET on Friday, August 7, 2015. Investors may dial (888) 417-8516 (toll free) or (719) 325-2491. The call will be webcast on the new investor relations section of our website, Investor.ProAssurance.com.

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A replay will be available by telephone through August 17, 2015 at (888) 203-1112 or (719) 457-0820, using access code 5193580. The replay will also be available for one year on our website, Investor.ProAssurance.com. We will also make the replay and other information about ProAssurance available on a free subscription basis through a link on the ProAssurance website, Investor.ProAssurance.com or through Apple’s iTunes.
Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past nine years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.
For the latest on ProAssurance and its industry leading suite of products and services, follow @ProAssurance on Twitter, or you may connect with the Company on LinkedIn or follow us on Facebook to be kept up-to-date on cutting edge risk management and practice enhancement programs. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
Non-GAAP Financial Measures
Operating income is a non-GAAP financial measure that is widely used to evaluate performance within the insurance sector. In calculating operating income, we have excluded the after-tax effects of net realized investment gains or losses, guaranty fund assessments or recoupments, and the effect of confidential settlements that do not reflect normal operating results.
We believe operating income presents a useful view of the performance of our insurance operations, but should be considered in conjunction with net income computed in accordance with GAAP. The following table is a reconciliation of net income to operating income:

Reconciliation of Net Income to Operating Income (In thousands, except per share data)
	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
Net income	$33,158	$49,942	$70,972	$96,673
Items excluded in the calculation of operating income:
Net realized investment (gains) losses	$3,828	$(13,046)	$(1,011)	$(15,790)
Guaranty fund assessments (recoupments)	$75	$38	$134	$44
Effect of confidential settlements, net	$—	$(843)	$—	$(843)
Pre-tax effect of exclusions	$3,903	$(13,851)	$(877)	$(16,589)
Tax effect at 35%	$(1,366)	$4,848	$307	$5,806
Operating income	$35,695	$40,939	$70,402	$85,890
Per diluted common share
Net income	$0.60	$0.84	$1.26	$1.59
Effect of exclusions	$0.04	$(0.15)	$(0.01)	$(0.17)
Operating income per diluted common share	$0.64	$0.69	$1.25	$1.42

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Segment Results

Specialty P&C Insurance Segment ($ in thousands)
	Three Months Ended June 30			Six Months Ended June 30
	2015	2014	% Change	2015	2014	% Change
Gross premiums written	$112,607	$114,253	(1.4)%	$256,141	$266,597	(3.9)%
Net premiums written	$96,050	$98,245	(2.2)%	$220,720	$236,696	(6.7)%
Net premiums earned	$112,608	$124,677	(9.7)%	$227,472	$250,911	(9.3)%
Total revenues	$113,984	$126,210	(9.7)%	$230,346	$254,009	(9.3)%

Net losses and loss adjustment expenses	$64,054	$66,664	(3.9)%	$133,084	$127,624	4.3%
Underwriting, policy acquisition and operating expenses	$26,645	$33,510	(20.5)%	$53,806	$67,230	(20.0)%
Total expenses	$90,699	$100,174	(9.5)%	$186,890	$194,854	(4.1)%
Segment operating results	$23,285	$26,036	(10.6)%	$43,456	$59,155	(26.5)%

Specialty P&C Insurance Segment Key Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
Current accident year loss ratio	86.8%	86.6%	87.3%	86.0%
Effect of prior accident years’ reserve development	(29.9%)	(33.1%)	(28.8%)	(35.1%)
Net loss ratio	56.9%	53.5%	58.5%	50.9%
Underwriting expense ratio	23.7%	26.9%	23.7%	26.8%
Combined ratio	80.6%	80.4%	82.2%	77.7%
Specialty P&C segment operating results declined quarter-over-quarter, primarily due to lower premiums and less net favorable reserve development than in the year-ago quarter, offset somewhat by a quarter-over-quarter decline in current accident year net losses and loss adjustment expenses. Segment operating results for the six months ended June 30, 2015 declined, period-over-period, for the same reasons.
Physician premiums, the largest component of gross premiums written, were $75.9 million in the second quarter of 2015, essentially unchanged from the prior year due to strong renewal retention, expansion of our 24-month policies and new business. Premiums in our medical technology and life sciences line were the primary reason for the overall reduction of gross premiums written in the segment for the quarter; the $1.3 million decline resulted from the loss of a limited number of large accounts due to price competition and the merger of customers into larger entities that are insured by other companies. For the six months ended June 30, 2015, the decline in gross written premiums was largely due to the loss of physician business in the first quarter of 2015. New business written in the segment totaled $7 million in the quarter and $20 million for the six-month period; in both periods the main driver was new physician premiums.
Ceded premiums were essentially unchanged, quarter-over-quarter, thus the decrease in net premiums written reflects the overall decline in written premiums during the quarter. For the year-to-date, the decrease in net premiums written is also a reflection of lower written premiums, combined with an increase in premiums ceded to Syndicate 1729 at Lloyd’s, as well as our continuing success in writing business in various shared risk arrangements, which have added $12.7 million in net premiums through June 30th.
Retention in physician professional liability, the largest component of this segment, was 90% in the quarter, one point higher than second quarter 2014, and an improvement of five points over the first quarter of 2015. Year-to-date retention is 87%, one point lower than the comparative 2014 period, due to lower retention in the first quarter. Renewal pricing on physician business was 1% higher than the year-ago quarter, and is unchanged comparing year-to-date 2015 with the previous year.

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We have seen no change in overall loss trends, with severity in the healthcare professional liability line continuing to increase at approximately 2%-to-3% per year. This is reflected in the current accident year net loss ratio, which was essentially unchanged quarter-over-quarter.
Net favorable loss development in the second quarter was $33.6 million compared to $41.3 million in the same quarter of 2014. Year-to-date, through six months, net favorable reserve development was $65.4 million compared to $88.1 million in 2014. This results in higher net loss ratios, comparatively, in both periods. The decline in net favorable loss development is consistent with prior reported earned premium reductions and the more stable, predictable loss severity trends that have developed over the past four-to-five years.
We continue to see lower operating expenses, both for the quarter and year-to-date, as compared to the same periods in 2014. As we reported in the first quarter, this is primarily due to a change in our method of accounting for certain services provided by our Corporate segment, and to the shifting of certain expenses from the Specialty P&C segment to the Corporate segment as a result of corporate restructuring.

Workers' Compensation Segment ($ in thousands)
	Three Months Ended June 30			Six Months Ended June 30
	2015	2014	% Change	2015	2014	% Change
Gross premiums written	$58,324	$54,893	6.3%	$134,175	$120,822	11.1%
Net premiums written	$52,880	$50,107	5.5%	$121,815	$110,697	10.0%
Net premiums earned	$53,581	$48,674	10.1%	$104,858	$94,169	11.4%
Total revenues	$53,744	$48,858	10.0%	$105,158	$94,492	11.3%

Net losses and loss adjustment expenses	$34,310	$30,380	12.9%	$66,412	$58,928	12.7%
Underwriting, policy acquisition and operating expenses	$15,831	$15,007	5.5%	$31,189	$30,595	1.9%
Segregated portfolio cell dividend expense	$1,230	$1,789	(31.2)%	$3,414	$2,838	20.3%
Total expenses	$51,371	$47,176	8.9%	$101,015	$92,361	9.4%
Segment operating results	$2,373	$1,682	41.1%	$4,143	$2,131	94.4%

Workers’ Compensation Segment Key Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
Current accident year loss ratio	66.8%	64.3%	66.4%	65.0%
Effect of prior accident years’ reserve development	(2.8%)	(1.9%)	(3.1%)	(2.4%)
Net loss ratio	64.0%	62.4%	63.3%	62.6%
Underwriting expense ratio	29.5%	30.8%	29.7%	32.5%
Combined ratio	93.5%	93.2%	93.0%	95.1%
The increase in the Workers' Compensation segment second quarter and six month 2015 operating results were driven by growth in net earned premium and expense ratio reductions, partially offset by an increase in the loss ratio.
The premium growth was attributed to consistent production results across all operating territories in 2015. Renewal pricing increased 4% in the second quarter and 2% for the first six months of 2015, despite competitive market conditions. New business production was $8.0 million in the second quarter and $20.4 million for the six months ended June 30, 2015. Audit premium increased to $1.3 million in the quarter compared to $817,000 in 2014. Audit premium was $2.7 million for the six months ended June 30, 2015 compared to $1.1 million for the same period in 2014. Premium retention was 82% for the quarter, which is consistent with the second quarter of 2014, and was 85% for the six months of 2015.
The increase in the second quarter 2015 current accident year loss ratio was primarily related to a slight increase in severity-related claims. The second quarter severity increase and the winter weather related activity in the first quarter drove the increase in the current accident year loss ratio for the six months ended June 30, 2015.

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Favorable reserve development was $1.5 million in the quarter compared to $938,000 in the second quarter of 2014, primarily related to Alternative Markets business, but also included $400,000 in both periods relating to the amortization of purchase accounting fair value adjustments. Net favorable reserve development for the six months ended June 30, 2015 was $3.2 million compared to $2.3 million for the same period in 2014.
The decrease in the second quarter and the six-month 2015 expense ratio reflects growth in net earned premium, the effect of transaction expenses in 2014, and prudent expense management strategies. The reductions in both periods were partially offset by the implementation of a corporate management fee in the first quarter of 2015.

Lloyd’s Syndicate Segment (In thousands)
	Three Months Ended June 30			Six Months Ended June 30
	2015	2014	% Change	2015	2014	% Change
Gross premiums written	$25,832	$20,707	24.8%	$30,531	$20,707	47.4%
Net premiums written	$22,202	$20,272	9.5%	$26,211	$20,272	29.3%
Net premiums earned	$9,104	$2,952	208.4%	$14,862	$2,952	403.5%
Net investment income	$189	$109	73.4%	$393	$124	216.9%
Other gains (losses)	$7	$—	—%	$507	$—	—%
Total revenues	$9,300	$3,061	203.8%	$15,762	$3,076	412.4%

Net losses and loss adjustment expenses	$5,575	$1,869	198.3%	$9,582	$1,869	412.7%
Underwriting, policy acquisition and operating expenses	$3,964	$2,538	56.2%	$7,544	$3,414	121.0%
Total expenses	$9,539	$4,407	116.5%	$17,126	$5,283	224.2%
Segment operating results	$(859)	$(1,346)	(36.2)%	$(1,984)	$(2,207)	(10.1)%

Lloyd’s Syndicate Segment Key Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
Net loss ratio	61.2%	63.3%	64.5%	63.3%
Underwriting expense ratio	43.5%	86.0%	50.8%	115.7%
We report the results of our Lloyd’s Syndicate segment, which represents our 58% participation in the results of Lloyd’s Syndicate 1729, on a one-quarter lag. The only exceptions are investments and certain administrative expenses paid in the United States, which are reported currently for each period.
The Lloyd’s Syndicate segment’s operating results are improving as we achieve the expected increase in premiums written and earned in both the quarter and six month results.
With the increase in premiums, our expense ratio is declining, also as expected, despite the increased expenses that result from the increasing scope of underwriting and operations within Syndicate 1729.
The Syndicate is writing a broad mix of business, which is dominated by casualty exposures, which comprise 68% of its risk and are mostly US-based. Premiums ceded by our Specialty P&C segment, primarily from our podiatric line, represent the majority of those premiums. The remaining business is approximately 11% catastrophe reinsurance, 19% property insurance and 2% property reinsurance.
The net loss ratio was 61.2% for the three months ended June 30, 2015. As our loss experience matures, actual loss trends will be of increasing importance in our assumptions, but currently we are primarily using loss assumptions that are consistent with loss results reflected in Lloyd's historical data for similar risks. We expect loss ratios to fluctuate from quarter to quarter as Syndicate 1729 writes more business and the book matures.
Syndicate 1729 has a maximum underwriting capacity of approximately $118 million for 2015, and our allocated capacity is 58%, or approximately $68 million (both based on exchange rates at June 30, 2015), which we support with a capital commitment of approximately $90 million.

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Corporate Segment (In thousands)
	Three Months Ended June 30			Six Months Ended June 30
	2015	2014	% Change	2015	2014	% Change
Net investment income	$27,766	$30,116	(7.8)%	$54,865	$59,833	(8.3)%
Equity in earnings (loss) of unconsolidated subsidiaries	$2,420	$719	236.6%	$4,041	$2,470	63.6%
Net realized investment gains (losses)	$(3,832)	$13,046	(129.4%)	$996	$15,790	(93.7)%
Total revenues	$26,465	$44,404	(40.4%)	$60,170	$79,126	(24.0)%

Operating expenses	$7,162	$1,188	502.9%	$12,531	$3,638	244.4%
Interest expense	$3,710	$3,521	5.4%	$7,341	$7,091	3.5%
Income taxes	$7,234	$16,125	(55.1%)	$14,941	$30,803	(51.5)%
Segment operating results	$8,359	$23,570	(64.5)%	$25,357	$37,594	(32.6)%
Net investment income was lower in both the quarter and year-to-date comparative periods due to lower average investment balances resulting from our sustained return of capital to shareholders, as well as lower interest rates on fixed income investments.
The net realized investment losses were due, in part, to our recognition of credit-related impairments totaling $900,000 for the three months and $2.7 million for the six months ended June 30, 2015. The non-credit impairments related to these securities were $300,000 and $1.8 million for the same respective periods, as the fair value of the securities was less than the future cash flows we expect to receive from the securities.
Offsetting these period-over-period declines was an increase in income from our equity portfolio and an increase, in both periods, of our equity in the earnings of unconsolidated subsidiaries. The improvement in earnings from unconsolidated subsidiaries was primarily attributable to results from our investment LPs/LLCs. Our investment
LPs/LLCs generate earnings from trading portfolios, secured debt, debt securities, multistrategy funds and private equity investments.
Segment operating expenses increased quarter-over-quarter, although they were only slightly higher on a consolidated basis. The increase is due to the aforementioned change in our methodology for allocating corporate expenses to our subsidiaries and the effects of corporate restructuring during 2014 which shifted expenses to the Corporate segment. These same trends are evident in the year-to-date segment comparisons, although operating expenses are essentially unchanged for the comparative year-to-date periods.
Our tax expense decreased period-over-period for both the three months and six months ended June 30, 2015 primarily due to the decline in pre-tax income in both periods and an increased amount of tax credits.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable

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reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest rate environment;
•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•
changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, or the New York Stock Exchange and that may affect our business;

•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system, including changes attributable to the Patient Protection and Affordable Care Act;

•
consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality, or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers, or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•
the availability, integrity and security of our technology infrastructure or that of our third party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism related insurance legislation and laws;
•	assessments from guaranty funds;

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•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees and key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks that could arise from our membership in the Lloyd's of London market (Lloyd's) and our participation in Lloyd's Syndicate 1729 (Syndicate 1729) include, but are not limited to, the following:

•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
•
Syndicate operating results can be affected by decisions made by the Council of Lloyd's over which the management of Syndicate 1729 has little ability to control, such as a decision to not approve the business plan of the Syndicate, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

•
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked making it more difficult for Syndicate 1729 to distribute and market its products; and

•	rating agencies could downgrade their ratings of Lloyd's as a whole.
Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q.
We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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